EXHIBIT 99.1

Genprex Expands Gene Therapy Oncology Pipeline

to Include Small Cell Lung Cancer

Pipeline Expansion Enables Company to Target Entire Lung Cancer Market with REQORSA™

AUSTIN, Texas — (Jan. 4, 2022) — Genprex, Inc. (“Genprex” or the “Company”) (NASDAQ: GNPX), a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes, today announced that it has expanded its oncology research and development pipeline to include small cell lung cancer (SCLC) as an additional disease indication for its lead drug candidate, REQORSA™ Immunogene Therapy.  SCLC represents approximately 10-15 percent of the lung cancer market, while REQORSA’s initial target indication of non-small cell lung cancer (NSCLC) represents approximately 84 percent of the lung cancer market.

“Data from human studies indicate that REQORSA could be beneficial in targeting small cell lung cancer,” said Mark S. Berger, MD, Chief Medical Officer at Genprex. “Like non-small cell lung cancer, small cell lung cancer consistently has low TUSC2 protein levels and is documented to often have deletion of one TUSC2 gene allele. Extensive stage small cell lung cancer has a very poor prognosis, with a median progression free survival of 5.2 months. Expanding the therapeutic indications targeted by REQORSA to include small cell lung cancer may provide us with another important clinical opportunity to combine REQORSA with small cell lung cancer therapies, including checkpoint inhibitors.”

REQORSA consists of a TUSC2 gene expressing plasmid encapsulated in non-viral lipid nanoparticles. Genprex’s oncology program utilizes its unique, proprietary, non-viral ONCOPREX® Nanoparticle Delivery System, which the Company believes is the first systemic gene therapy delivery platform used for cancer in humans. The ONCOPREX Nanoparticle Delivery System could allow for the delivery of a number of cancer-fighting genes, alone or in combination with other cancer therapies to potentially address unmet medical need in cancer, thereby potentially improving patient outcomes through the advancement of multiple therapeutic approaches for large patient populations.

“REQORSA may have the potential to treat small cell lung cancer, in addition to non-small cell lung cancer, thus making REQORSA a possible drug candidate for the entire lung cancer market,” said Rodney Varner, Genprex’s Chief Executive Officer. “Lung cancer continues to be the leading cause of cancer deaths worldwide, causing more deaths than colorectal, breast, liver or stomach cancers. We hope that one day REQORSA will provide improved outcomes for virtually all lung cancer patients.”

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new therapies for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. Genprex’s oncology program utilizes its unique, proprietary, non-viral ONCOPREX® Nanoparticle Delivery System, which the Company believes is the first systemic gene therapy delivery platform used for cancer in humans. ONCOPREX encapsulates the gene-expressing plasmids using lipid nanoparticles. The resultant product is then administered intravenously, where it is then taken up by tumor cells that express proteins that are deficient. The Company’s lead product candidate, REQORSA™ (quaratusugene ozeplasmid), is being evaluated as a treatment for non-small cell lung cancer (NSCLC). REQORSA has a multimodal mechanism of action that has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells; re-establish pathways for apoptosis, or programmed cell death, in cancer cells; and modulate the immune response against cancer cells. REQORSA has also been shown to block mechanisms that create drug resistance. In 2020, the U.S. Food and Drug Administration (FDA) granted Fast Track Designation for REQORSA for NSCLC in combination therapy with AstraZeneca’s Tagrisso® (osimertinib) for late-stage patients with EFGR mutations whose tumors progressed after treatment with Tagrisso. In 2021, the FDA granted Fast Track Designation for REQORSA for NSCLC in combination therapy with Merck & Co’s Keytruda® (pembrolizumab) for late-stage patients whose disease progressed after treatment with Keytruda.

For more information, please visit the Company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Cautionary Language Concerning Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Genprex’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Genprex’s Annual Report on Form 10-K and “Part II, Item 1A” of Genprex’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and success of Genprex’s clinical trials and regulatory approvals, including the extent and impact of the COVID-19 pandemic; the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes; Genprex’s future growth and financial status; Genprex’s commercial and strategic partnerships including the scale up of the manufacture of its product candidates; and Genprex’s intellectual property and licenses.

These forward-looking statements should not be relied upon as predictions of future events and Genprex cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Genprex or any other person that Genprex will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genprex disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Genprex, Inc.

(877) 774-GNPX (4679)

GNPX Investor Relations

investors@genprex.com

GNPX Media Contact

Kalyn Dabbs

media@genprex.com